Exhibit 99.1

April 27, 2023

For immediate release

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

FIRST QUARTER 2023 RESULTS

SAN JOSE, CA – California Water Service Group (NYSE: CWT) (“Group”) today announced a net loss attributable to Group of $22.2 million and diluted loss per share of $0.40 for the quarter ended March 31, 2023, as compared to net income attributable to Group of $1.1 million and diluted earnings per share of $0.02 for the quarter ended March 31, 2022.

First quarter results primarily reflect the impact of the delayed proposed decision from the California Public Utilities Commission ("CPUC") on California Water Service Company’s (“Cal Water”) pending general rate case (“GRC”) to set new rates, implement new rate design, and establish new standard regulatory mechanisms. The decision was due to be effective on January 1, 2023. Water revenues billed in the first quarter of 2023 were based on 2022 adopted rates and rate design without any benefit from the Water Revenue Adjustment Mechanism (“WRAM”) and Modified Cost Balancing Account (“MCBA”) regulatory mechanisms, which ended on December 31, 2022. First quarter 2023 operating revenue does not include any benefit of new revenue mechanisms (Monterey-Style Water Revenue Adjustment Mechanism and Drought Response Memorandum Account) or rate relief (tracked in the Interim Rates Memorandum Account) due to the delay in the approval of our 2021 GRC Filing. We currently estimate the adverse impact of the delayed decision on first quarter 2023 operating revenue to be between approximately $24.0 million and $34.0 million, which is based on the current positions of the parties to the 2021 GRC Filing and consumption driven regulatory mechanisms.

In September 2022, Cal Water and the Public Advocates Office at the CPUC filed a joint settlement motion with the CPUC covering rate design, sales forecast, and other issues. Litigated items not included in the settlement were capital investment budgets, WRAM balancing account recovery, and recovery of certain expenses. Cal Water intends to implement an authorized 4% interim rate increase beginning in May 2023. The final general rate case decision, once approved, will be retroactive to January 1, 2023, and a cumulative adjustment will be recorded in the quarter in which final approval is received.

Operating revenue was $131.1 million for the quarter ended March 31, 2023, compared to $173.0 million for the same period in 2022. The $41.9 million, or 24.2%, revenue decrease was primarily attributable to an $18.8 million increase in revenue deferral, a $12.1 million decrease in WRAM and MCBA revenue, and a $12.9 million decrease in customer usage. The increase in revenue deferral, which was accompanied by a $15.4 million increase in cost deferral, was primarily due to the large net WRAM and MCBA balance and the recovery periods requested in the April 2023 WRAM/MCBA advice letter filing which extended beyond 24 months from the end of the first quarter of 2023.

Operating expenses for the first quarter of 2023 were $148.6 million, compared to $163.9 million in 2022, a decrease of $15.3 million or 9.3%. Water production costs decreased $6.5 million, or 10.6%, to $55.0 million in 2023 compared to $61.5 million in 2022. The decrease in water production costs was primarily attributable to an 8.8% decrease in customer usage. Other operations expenses for the first quarter of 2023 were $16.6 million, compared to $25.9 million in 2022, a decrease of 35.8%. The decrease was primarily attributed to the deferral of $15.4 million in costs related to the revenue deferral. In addition, administrative and general expenses increased $2.6 million, or 7.7%, to $36.0 million during the quarter, primarily due to increased labor costs.

Other income and expenses were $7.2 million in the first quarter of 2023, an increase of $4.5 million, or 167%, over the first quarter of 2022. The increase was primarily due to unrealized gains on certain non-qualified benefit plan investments of $1.7 million in the first quarter of 2023 compared to $2.9 million in unrealized losses on certain non-qualified benefit plan investments in the first quarter of 2022.

Net interest expense in the first quarter of 2023 increased $1.1 million or 9.7% to $12.0 million as compared to the first quarter of 2022, primarily due to an increase in short-term borrowing rates and higher outstanding line of credit balances.

The effective consolidated income tax rate was approximately 14.6% and 12.0% for the quarters ended March 31, 2023, and 2022, respectively. The change in effective tax rates was primarily due to a reduction in the amortization of the Tax Cuts and Jobs Act excess deferred income tax benefits in 2023 as compared to 2022.

According to President and Chief Executive Officer Martin A. Kropelnicki, first quarter operating results were in line with the Group’s expectations.

“Given the continuing delay on our 2021 General Rate Case for California, our results are not surprising to us and in line with our expectations given the regulatory lag. Eventually, the regulatory process will conclude, but while we wait, we continue to focus on our strategic priorities. In Q1, we completed our purchase of Bethel Greenacres Association in Washington and signed an agreement to purchase Lake Section Water in New Mexico; we introduced PromisePay to provide our customers with an even more convenient way to set up flexible payment plans with us; and we invested $82.0 million in water system improvements that should help us deliver a reliable, high-quality water supply to our communities,” he said.

Liquidity and Financing

On March 31, 2023, the Group and Cal Water entered into syndicated credit agreements, which provide for unsecured revolving credit facilities of up to an initial aggregate amount of $600.0 million for a term of five years. Group and subsidiaries that it designates may borrow up to $200.0 million under Group’s revolving credit facility. Cal Water may borrow up to $400.0 million under its revolving credit facility. Additionally, the credit facilities may be increased by up to an incremental $150.0 million under the Cal Water facility and $50.0 million under the Group facility, subject in each case to certain conditions.

Group maintained $52.3 million of cash as of March 31, 2023 and has additional short-term borrowing capacity of more than $470 million, subject to meeting the borrowing conditions on Group and Cal Water’s line of credit facilities.

The company invested $82.0 million in infrastructure improvements during the first quarter of 2023 compared to $68.5 million during the first quarter of 2022. For 2023, Cal Water’s capital program will be dependent in part on the timing and nature of regulatory approvals in connection with our California GRC filing. Cal Water proposed to the CPUC spending $1.0 billion on new projects in 2022-2024. Capital expenditures in California are evaluated in the context of the pending GRC filing and may change as the case moves forward.

Other Information

All stockholders and interested investors are invited to attend the conference call on April 27, 2023 at 8:00 a.m. PT (11:00 a.m. ET) by dialing 1-800-715-9871 or 1-646-307-1963 and keying in ID# 4696636, or you may access the live audio webcast at https://edge.media-server.com/mmc/p/r327ck3n. Please join at least 15 minutes in advance to ensure a timely connection to the call. A replay of the call will be available from 3:00 p.m. ET on Thursday, April 27, 2023 through Monday, June 26, 2023, at 1-800-770-2030 or 1-609-800-9909, ID# 4696636, or by accessing the webcast above. The call will be hosted by President and Chief Executive Officer Martin A. Kropelnicki, Vice President and Chief Financial Officer Thomas F. Smegal, and Corporate Controller and Principal Accounting Officer, Thomas A. Scanlon. Prior to the call, Cal Water will furnish a slide presentation on its website at 9:00 a.m. ET.

About California Water Service Group

California Water Service Group is the parent company of regulated utilities California Water Service, Hawaii Water Service, New Mexico Water Service, and Washington Water Service, as well as Texas Water Service, a utility holding company. Together, these companies provide regulated and non-regulated water and wastewater service to more than 2.1 million people in California, Hawaii, New Mexico, Washington, and Texas. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 ("PSLRA"). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the PSLRA. Forward-looking statements in this news release are based on currently available information, expectations, estimates, assumptions and projections, and our management’s beliefs, assumptions, judgments and expectations about us, the water utility industry and general economic conditions. These statements are not statements of historical fact. When used in our documents, statements that are not historical in nature, including words like will, would, expects, intends, plans, believes, may, could, estimates, assumes, anticipates, projects, progress, predicts, hopes, targets, forecasts, should, seeks or variations of these words or similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements in this news release include, but are not limited to, statements describing future rates and the regulatory process and the estimated impacts related thereto and proposed capital expenditures. Forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks. Consequently, actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause actual results to be different than those expected or anticipated include, but are not limited to: the impact of the ongoing COVID-19 pandemic and related public health measures; our ability to invest or apply the proceeds from the issuance of common stock in an accretive manner; governmental and regulatory commissions' decisions, including decisions on proper disposition of property; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions' policies and procedures, such as the CPUC’s decision in 2020 to preclude companies from proposing fully decoupled WRAMs in their next GRC filing (which impacted our 2021 GRC filing related to our operations commencing in 2023); the outcome and timeliness of regulatory commissions' actions concerning rate relief and other matters, including with respect to our 2021 GRC filing and our Cost of Capital filing; increased risk of inverse condemnation losses as a result of climate change and drought; our ability to renew leases to operate water systems owned by others on beneficial terms; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions, especially as a result of Public Safety Power Shutoff (PSPS) programs; housing and customer growth; the impact of opposition to rate increases; our ability to recover costs; availability of water supplies; issues with the implementation, maintenance or security of our information technology systems; civil disturbances or terrorist threats or acts; the adequacy of our efforts to mitigate physical and cyber security risks and threats; the ability of our enterprise risk management processes to identify or address risks adequately; labor relations matters as we negotiate with the unions; changes in customer water use patterns and the effects of conservation, including as a result of drought conditions; our ability to complete, in a timely manner or at all, successfully integrate and achieve anticipated benefits from announced acquisitions; the impact of weather, climate change, natural disasters, and actual or threatened public health emergencies, including disease outbreaks, on our operations, water quality, water availability, water sales and operating results and the adequacy of our emergency preparedness; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; risks associated with expanding our business and operations geographically; the impact of stagnating or worsening business and economic conditions, including inflationary pressures, general economic slowdown or a recession, increasing interest rates, and changes in monetary policy; the impact of market conditions and volatility on unrealized gains or losses on our non-qualified benefit plan investments and our operating results; the impact of weather and timing of meter reads on our accrued unbilled revenue; and other risks and unforeseen events described in our SEC filings. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the Annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). We are not under any obligation, and we expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact

Tom Smegal

(408) 367-8200 (analysts)

Shannon Dean

(408) 367-8243 (media)

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

	March 31	December 31
(In thousands, except per share data)	2023	2022
ASSETS
Utility plant:
Utility plant	$4,612,350	$4,536,272
Less accumulated depreciation and amortization	(1,508,913)	(1,477,402)
Net utility plant	3,103,437	3,058,870
Current assets:
Cash and cash equivalents	52,286	62,100
Restricted cash	34,153	22,925
Receivables:
Customers,net	46,539	55,079
Regulatory balancing accounts	50,335	66,826
Other, net	20,576	20,932
Unbilled revenue, net	29,546	33,140
Materials and supplies	13,287	12,564
Taxes, prepaid expenses, and other assets	22,561	21,969
Total current assets	269,283	295,535
Other assets:
Regulatory assets	293,263	283,620
Goodwill	36,814	36,814
Other assets	184,065	175,913
Total other assets	514,142	496,347
TOTAL ASSETS	$3,886,862	$3,850,752

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value; 136,000 shares authorized, 55,991 and 55,598 outstanding in 2023 and 2022, respectively	$560	$556
Additional paid-in capital	777,605	760,336
Retained earnings	520,031	556,698
Noncontrolling interests	4,792	4,804
Total equity	1,302,988	1,322,394
Long-term debt, net	1,052,337	1,052,487
Total capitalization	2,355,325	2,374,881
Current liabilities:
Current maturities of long-term debt, net	3,300	3,310
Short-term borrowings	130,000	70,000
Accounts payable	120,198	140,986
Regulatory balancing accounts	17,272	12,240
Accrued interest	16,790	6,490
Accrued other liabilities	62,744	61,624
Total current liabilities	350,304	294,650
Deferred income taxes	326,401	330,251
Pension	79,245	78,443
Regulatory liabilities and other	288,511	287,294
Advances for construction	199,305	199,832
Contributions in aid of construction	287,771	285,401
Commitments and contingencies
TOTAL CAPITALIZATION AND LIABILITIES	$3,886,862	$3,850,752

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

	March 31	March 31
For the Three Months ended:	2023	2022
Operating revenue	$131,100	$172,993
Operating expenses:
Operations:
Water production costs	55,008	61,538
Administrative and general	35,986	33,411
Other operations	16,604	25,852
Maintenance	7,978	7,341
Depreciation and amortization	29,915	28,770
Income tax benefits	(5,644)	(1,417)
Property and other taxes	8,777	8,360
Total operating expenses	148,624	163,855
Net operating (loss) income	(17,524)	9,138
Other income and expenses:
Non-regulated revenue	4,623	5,197
Non-regulated expenses	(2,275)	(6,986)
Other components of net periodic benefit credit	5,221	4,014
Allowance for equity funds used during construction	1,404	975
Income tax expense on other income and expenses	(1,794)	(512)
Net other income	7,179	2,688
Interest expense:
Interest expense	12,818	11,495
Allowance for borrowed funds used during construction	(829)	(563)
Net interest expense	11,989	10,932
Net (loss) income	(22,334)	894
Loss attributable to noncontrolling interests	(123)	(192)
Net (loss) income attributable to California Water Service Group	$(22,211)	$1,086
(Loss) Earnings per share of common stock
Basic	$(0.40)	$0.02
Diluted	$(0.40)	$0.02
Weighted average shares outstanding
Basic	55,666	53,731
Diluted	55,666	53,775
Dividends per share of common stock	$0.2600	$0.2500